As filed with the Securities and Exchange Commission on June 12, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVO Payments, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-1304484
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Ten Glenlake Parkway, South Tower, Suite 950

Atlanta, Georgia 30328

(Address of Principal Executive Offices) (Zip Code)

EVO Payments, Inc. Amended and Restated 2018 Omnibus Incentive Stock Plan

(Full Title of the Plan)

Thomas E. Panther

Chief Financial Officer

Ten Glenlake Parkway, South Tower, Suite 950

Atlanta, Georgia 30328

(770) 709-7374

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Keith M. Townsend

Zachary L. Cochran

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

(678) 441-1400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share	7,350,000 shares	$24.87	$182,794,500.00	$23,726.73

(1)

This Registration Statement registers 7,350,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) of EVO Payments, Inc. (the “Company”) for issuance under the EVO Payments, Inc. Amended and Restated 2018 Omnibus Incentive Stock Plan (the “Plan”).

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Class A Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)	Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the Company’s Class A Common Stock as reported on the Nasdaq Global Select Market on June 9, 2020, which is within five business days prior to filing.

EXPLANATORY NOTE

On February 25, 2020, the board of directors (the “Board”) of EVO Payments, Inc. (the “Company”) approved and adopted the EVO Payments, Inc. Amended and Restated 2018 Omnibus Incentive Stock Plan (the “Plan”), subject to stockholder approval. The Company’s stockholders approved the Plan at the Company’s 2020 annual meeting of stockholders held on June 11, 2020. The Plan amends and restates the EVO Payments Inc. 2018 Omnibus Incentive Stock Plan (the “2018 Plan”) in its entirety and increases the number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), available for grant and issuance under the Plan from 7,792,162 shares to 15,142,162 shares. We are filing this Registration Statement on Form S-8 to register an additional 7,350,000 shares of Class A Common Stock under the Plan.

In accordance with Instruction E of Form S-8, this Registration Statement on Form S-8 incorporates by reference the contents of the Registration Statement on Form S-8 (File No. 333-225123) filed with the Securities and Exchange Commission (the “Commission”) on May 23, 2018 (the “Prior Registration Statement”), relating to shares of Class A Common Stock reserved for issuance under the 2018 Plan.

Unless the context otherwise requires, references made herein to “EVO,” “the Company,” Registrant,” “we,” “us,” “our” and “ours” refer to EVO Payments, Inc. and its consolidated subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be delivered to participants in the Plan pursuant to Rule 428(b) of the Securities Act of 1933, as amended (the “Securities Act”). Consistent with the instructions of Part I of Form S-8, these documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 27, 2020;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 8, 2020;

•	The Company’s Current Reports on Form 8-K filed with the Commission on February 26, 2020, March 30, 2020 (solely with respect to Items 1.01, 3.02 and 5.02) and April 22, 2020; and

•	The description of the Company’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 22, 2018, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents except that the portion of any Current Report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof shall not be incorporated by reference herein.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not required to be filed with this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not required to be filed with this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Not required to be filed with this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not required to be filed with this Registration Statement.

Item 8. Exhibits.

Index to Exhibits

Exhibit Number	Description

5.1#	Opinion of King & Spalding LLP.

23.1#	Consent of Deloitte & Touche LLP.

23.2#	Consent of King & Spalding LLP (included in Exhibit 5.1).

24.1#	Power of Attorney (included in the signature pages hereto).

99.1#	EVO Payments, Inc. Amended and Restated 2018 Omnibus Incentive Stock Plan.

# Filed herewith.

Item 9. Undertakings

a)	The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

2)	That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

b)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on June 12, 2020.

EVO PAYMENTS, INC.

By:	/s/ Steven J. de Groot
Name:	Steven J. de Groot
Title:	Executive Vice President, General Counsel and Secretary

Each of the undersigned officers and directors of EVO Payments, Inc. hereby constitutes and appoints each of James G. Kelly, Thomas E. Panther and Steven J. de Groot, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of EVO Payments, Inc., and any other registration statement relating to the same offering (including any and all amendments thereto (including post-effective amendments)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ James G. Kelly	Chief Executive Officer and Director
James G. Kelly	(Principal Executive Officer)

/s/ Thomas E. Panther	Chief Financial Officer
Thomas E. Panther	(Principal Financial Officer)

/s/ Anthony J. Radesca	Chief Accounting Officer
Anthony J. Radesca	(Principal Accounting Officer)

/s/ Rafik R. Sidhom	Director
Rafik R. Sidhom

/s/ Mark A. Chancy	Director
Mark A. Chancy

/s/ Vahe A. Dombalagian	Director
Vahe A. Dombalagian

/s/ John S. Garabedian	Director
John S. Garabedian

/s/ David W. Leeds	Director
David W. Leeds

/s/ Laura M. Miller	Director
Laura M. Miller

/s/ Gregory S. Pope	Director
Gregory S. Pope

/s/ Matthew W. Raino	Director
Matthew W. Raino